Law Office
of
Randall V. Brumbaugh

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented.

Very truly yours,

/s/ Randall V. Brumbaugh

Randall V. Brumbaugh

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